Exhibit 4.(a).30

Unofficial Translation

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 53

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 75

1.
After sub-section 75.8 shall come:

"(d) for a call to an international destination, the Licensee can only receive the payment imposed on the international operator that is set forth in the interconnect regulations."

Commencement

2.	This amendment shall be effective on the effective date of the amendment to the interconnect regulations regarding calls from an MRT network to an international operator network.

(31 January 2010)

(sgd) Eden Bar Tal, Adv. Director-General	(sgd) Zeev Raz Temporary Senior Deputy Director-General Engineering and Licensing